Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

CoStar Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	457(c), (f)(1) and (f)(3)	12,194,923 (1)	N/A	$587,086,622.10 (2)	0.00014760	$86,653.99

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A		N/A

	Total Offering Amounts					$587,086,622.10		$86,653.99

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$86,653.99

(1)

Represents the maximum number of shares of CoStar Group, Inc., a Delaware corporation (“CoStar Group”) common stock, par value $0.01 per share (“CoStar Group Common Stock”), estimated to be issuable by the registrant upon the completion of the proposed merger of Matrix Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of CoStar Group (“Merger Sub I”), with and into Matterport, Inc. (“Matterport”) with Matterport surviving such merger as a wholly owned subsidiary of CoStar Group (the “First Merger”) and, in certain circumstances, at the discretion of CoStar Group, in a single integrated transaction with and promptly after the First Merger, the surviving corporation of the First Merger will merge with and into Matrix Merger Sub II LLC, a Delaware limited liability company and a wholly owned subsidiary of CoStar Group (“Merger Sub II”), with Merger Sub II surviving such merger (the “Second Merger,” and together with the First Merger, the “Mergers”) as a wholly owned subsidiary of CoStar Group. The number of shares of CoStar Group Common Stock being registered is based on (a) the sum of (i) 314,619,027 shares of Class A common stock, par value $0.0001 per share, of Matterport (“Matterport Common Stock”) issued and outstanding, (ii) 295,251 shares of Matterport Common Stock underlying outstanding restricted stock units subject to acceleration pursuant to that certain Merger Agreement, by and among CoStar Group, Matterport, Matrix Merger Sub I, Inc. and Matrix Merger Sub II, LLC, (iii) 26,703,346 shares of Matterport Common Stock underlying options held by former employees of Matterport and (iv) 1,707,886 shares of Matterport Common Stock underlying private warrants to purchase Matterport Common Stock, multiplied by (b) 0.03552 (which represents the maximum fraction of a share of CoStar Group Common Stock issuable for each share of Matterport Common Stock in the Mergers).

(2)

Calculated pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price of the securities being registered was calculated based on the product of (a) $4.46, the average of the high and low prices per share of Matterport Common Stock on the Nasdaq Global Market on May 14, 2024, multiplied by (b) 343,325,510 (which represents the maximum number of shares of Matterport Common Stock estimated to be exchanged in the Mergers, as described in footnote (1) above), minus $944,145,152.50 (the estimated amount of cash to be paid by the registrant to Matterport stockholders in the Mergers).